Exhibit 10.15

GREENBRIER LEASING COMPANY LLC

MANAGER OWNED TARGET BENEFIT PLAN

2011 Restatement

GREENBRIER LEASING COMPANY LLC

MANAGER OWNED TARGET BENEFIT PLAN

2011 Restatement

The Company:

        GREENBRIER LEASING COMPANY LLC

        An Oregon limited liability company

        One Centerpointe Drive, Suite 200

        Lake Oswego, OR 97035

Greenbrier Leasing Company LLC (the “Company”) originally adopted the Manager Owned Target Benefit Plan (the “Plan”) effective January 1, 1996 to provide retirement benefits for certain of its managers and, potentially, those of Company affiliates that adopt the Plan with the approval of the Company. The Company previously restated the Plan as of January 1, 2005, and further amended and restated the Plan as of January 1, 2007 in order to give the Company flexibility with respect to the methodology used to allocate contributions among Plan participants, in order to more effectively achieve the goals of the Plan. The Plan is hereby amended and restated as of January 1, 2011 to modify the change of control provisions and to make certain other clarifying and administrative changes. The benefits provided by the Plan are in addition to those provided by Social Security and by any tax-qualified retirement plan maintained by the Company and/or its affiliates.

1.	Purpose; Employers; Plan Year

1.1       Purpose. The purpose of this Plan is to provide eligible managers of the Company and its affiliates with additional retirement benefits in order to help retain and attract top-quality managers.

1.2       Employers. This Plan shall apply to the Company and to corporations or other entities that are affiliates of the Company and that adopt the Plan for their employees with the approval of the Compensation Committee of the Board of Directors of The Greenbrier Companies, Inc., the Company’s parent corporation (the “Committee”).

(a)     For this purpose, an affiliate means an employer that is a member, with the Company, of a controlled group, a group of trades or businesses under common control or an affiliated service group under sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)     An affiliate may adopt the Plan by a statement in writing signed by the affiliate and upon approval of the Committee. The statement shall include the effective date of adoption and any special provisions applicable to employees of the adopting affiliate.

Target Benefit Plan

(c)     Once the Company has approved an affiliate’s adoption of the Plan as provided in (b) above, such approval may not be revoked as long as the affiliate continues to meet the definition of affiliate in (a) above.

(d)     The term “Employer” refers collectively to the Company and adopting affiliates.

1.3        Plan Year. The Plan Year shall be the calendar year.

2.	Eligibility; Participation; Vesting

2.1       Eligibility. The employees listed in Appendix A below are the eligible employees as of the effective date of this amended and restated Plan. Additional employees subsequently designated by the Committee shall become eligible to participate in the Plan.

2.2       Participation. Any additional eligible employees shall begin participating on the date specified in their designation of eligibility. If no date is specified in the designation of eligibility, participation shall begin on the January 1 next after the date of the designation. Each eligible employee who has begun participating shall be known as a participant.

2.3       Termination of Participation. Once an employee has become a participant, the designation of eligibility to participate under Section 2.1 above may not be revoked, and participation shall continue until the participant’s termination of employment with the Company and any affiliate for any reason, subject to Sections 3.3 and 5.5 below.

2.4       Vesting. Participants’ benefits under the Plan shall be fully vested and nonforfeitable at all times.

3.	Contributions and Allocations

3.1       Contributions. By the January 31 following each Plan Year, or as soon as reasonably practicable thereafter, the Committee shall determine the amount of the Company’s annual contribution to the Plan in respect of the preceding Plan Year. Once determined, the amount of contributions for a year shall not be changed because of any later adjustment of accounts.

3.2       Time of Employer Contributions. Subject to Sections 5.5 and 8.2(b) below, by the January 31 following each Plan Year, or as soon as reasonably practicable thereafter, Employer shall contribute to one or more insurers selected by the Administrator (the “Insurers”) for the Plan Year an amount determined under Section 3.1 above.

3.3       Target Benefit Amount. The Plan is designed to provide a retirement benefit to participants in an annual amount (the “Target Benefit Amount”) equal to 50% of a participant’s Final Base Salary, payable in monthly installments over 180 months beginning on a participant’s Normal Retirement Date. The foregoing notwithstanding, no amount or level of benefits under the Plan is assured or guaranteed, and no provision of the Plan is intended, or shall be construed, to create any entitlement to a specific amount or level of benefits or to impose any obligation on the Company to make contributions of any specified amount or level whatsoever. For purposes

Target Benefit Plan

of this Plan, a participant’s “Final Base Salary” shall mean the participant’s annualized base salary rate in effect as of the last day of the calendar year preceding the calendar year during which the participant attains age 65, and a participant’s “Normal Retirement Date” shall mean the date of the participant’s 65th birthday.

3.4       Allocation of Contributions. Each annual contribution under Section 3.1 above shall be allocated among eligible participants as follows:

(a)     Eligible participants are all participants except those (i) who reached age 65 any time prior to or during the Plan Year in respect of which the contribution is made, or (ii) whose employment with the Company and affiliates terminates during the Plan Year in respect of which the contribution is made, or (iii) for whom the amount of the Normal Retirement Benefit under the Plan is projected to equal or exceed the Target Benefit Amount based upon the Contracts (as defined in Section 4.1) previously purchased on behalf of such participant under the Plan. The foregoing notwithstanding, the Committee may designate a participant as eligible to continue participation, notwithstanding that such participant reached age 65 before the start of the relevant Plan Year.

(b)     Each year the Administrator, as defined below, shall allocate each annual contribution among eligible participants in such amounts as the Administrator determines in its sole discretion and using such actuarial methodology or methodologies as the Administrator deems appropriate, which amount may be zero, with the goal of providing each participant a Normal Retirement Benefit of the Target Benefit Amount. No provision of the Plan is intended or shall be construed to give any participant a right to receive an allocation of an annual contribution of any specific amount or percentage.

3.5       Tax Payment. In addition, with respect to each participant on whose behalf an allocation was made, Employer shall make a remittance to the appropriate taxing authorities in an amount based upon the maximum federal and state income tax rates and the applicable Medicare payroll tax rate then in effect, to cover the participant’s estimated tax liability resulting from contributions and tax payments made during the year pursuant to the Plan, including without limitation any contribution made pursuant to Sections 5.5, 5.7 and 8.2(b). The remittance shall be made at the time the contribution for the participant is made by the Employer, in satisfaction of its obligations to make withholdings in respect of contributions and tax payments made on behalf of participants hereunder.

4.	Annuity Purchase

4.1       Payment to Insurers. Employer contributions under Section 3 shall be promptly transmitted to the Insurers, as defined below, for purchase of individual annuity contracts (the “Contracts”), which will be owned by each participant. The Insurers shall hold and invest the contributions under the terms of the Contracts. “Insurers” refers to the duly licensed life and/or annuity company(ies) determined in the sole discretion of the Administrator to be of satisfactory financial strength and selected to issue annuity contracts for purposes of this Plan.

4.2       Insurer Duties. The Insurers’ duties shall be as set forth in the Contracts. To the extent not inconsistent with the Contracts, the Insurers shall have the following duties:

(a)     To notify the Administrator at least annually, at the end of the Plan Year, and when reasonably requested by the Administrator, of the amount held under each Contract.

Target Benefit Plan

(b)     To make distributions pursuant to this Plan and to report and disclose, as required by law, the taxable amount of each distribution.

5.	Payment of Benefits

5.1       Retirement Benefit. If a participant has not previously terminated employment with the Employer, payment of the amount held under the participant’s Contract(s) shall be made as follows:

(a)     Unless a participant elects an alternative payment option under Section 5.1(b), payment of the amount held under the participant’s Contract(s) shall be made in substantially equal monthly installments beginning on the participant’s Normal Retirement Date and continuing for 180 months (the “Normal Retirement Benefit”). Payment shall be made whether or not the participant remains employed with the Employer after Normal Retirement Date.

(b)     A participant may elect any alternative payment option permitted by the Insurer. Any alternative payment option will provide benefits that are actuarially equivalent to the Normal Retirement Benefit, as determined by the Insurer.

5.2       Termination Benefit. Subject to Section 5.5 below, if a participant’s employment with the Employer terminates for any reason, including disability, other than Normal Retirement, payment of the amount held under the participant’s Contract shall be made in substantially equal monthly installments beginning on the participant’s Normal Retirement Date and continuing for 180 months, unless the Contract permits earlier payment to or on behalf of the participant.

5.3       Effect of Death. If a participant dies before the benefit starting date, or dies after the benefit starting date but before payment is completed, the amount held under the participant’s Contract shall be paid to the participant’s beneficiary either in a single sum within 30 days after the Insurer receives satisfactory evidence of the participant’s death or in 180 substantially equal monthly installments beginning on the date that would have been the participant’s Normal Retirement Date, as provided in the Contract.

5.4       Designation of Beneficiary. Each participant shall designate beneficiaries in writing to the Insurer. If no beneficiary has been named, or no named beneficiary is living at the participant’s death, payment shall be made in the following order of preference:

(a)     To the participant’s surviving spouse.

(b)     To the participant’s surviving children, in equal shares.

(c)     To the participant’s estate.

Target Benefit Plan

5.5       Change of Control. In the event that a participant’s employment terminates within 24 months following a Change of Control in any manner described in (a), (b) or (c) below, Employer shall, within 30 days after such termination of employment, and without regard to Section 3 above, contribute to the Insurers the amount determined under Section 5.7 below. Distribution to the participant shall be made pursuant to Section 5.2 above.

(a)     Termination by the Employer without Cause (as defined in Section 5.8(a), below).

(b)     Termination by a participant for Good Reason (as defined in Section 5.8(b), below).

(c)     Termination by a participant without any reason during the 30-day “Window Period” immediately following the first anniversary of the effective date of the Change of Control.

5.6       Definition of “Change of Control”. For purposes of this Plan, a “Change of Control” shall mean the occurrence of any of the following:

(a)     The acquisition by any individual, entity or group (within the meaning of section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of the stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of the Parent (irrespective of whether at the time stock of any class or classes of the Parent shall have or might have voting power by reason of the happening of any contingency); provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change of Control: (i) any acquisition directly from the Parent; (ii) any acquisition by the Parent or a subsidiary of the Parent; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other entity controlled by the Parent.

(b)     The individuals who, as of the effective date of this 2011 Restatement of the Plan, are the members of the Board of Directors of the Parent (the “Incumbent Board”) cease for any reason to constitute a majority of such Board, unless the election or appointment, or nomination for election or appointment, of any new member of the Board was approved by a vote of a majority of the Incumbent Board, then such new member shall be considered as though such individual were a member of the Incumbent Board.

(c)     The consummation of a merger or consolidation involving the Parent if the stockholders owning the capital and profits (“ownership interests”) of the Parent immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50 percent of the combined voting power or ownership interests of the Parent, or the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power or ownership interests outstanding immediately before such merger or consolidation.

(d)     The sale or other disposition of all or substantially all of the assets of the Parent.

Target Benefit Plan

(e)     The dissolution or the complete or partial liquidation of the Parent.

5.7       Contribution Due Upon Change of Control. Within 30 days following the termination of a participant’s employment in any manner described in Section 5.5(a), (b) or (c) that occurs within 24 months following a Change of Control, Employer shall contribute on behalf of the affected participant an amount equal to the discounted present value of the aggregate projected annual allocations to the participant for the Plan Year in which the participant’s employment is terminated and all future Plan Years until the participant’s Normal Retirement Date. The amount of each future annual allocation will equal the amount of the participant’s average allocation for the prior three Plan Years of participation immediately preceding the year in which the participant’s termination of employment occurred (or all Plan Years of participation, if less than three). A full year’s allocation shall be credited for both the year in which the participant’s termination of employment occurs and the year in which the participant’s Normal Retirement Date occurs. The interest rate used in determining present value shall be the interest rate applicable to the Parent’s principal bank borrowings as of the effective date of the Change of Control or, if no such rate is readily determinable, at a rate equal to the current prime rate as listed in the Eastern print edition of the Wall Street Journal as of the effective date of the Change of Control transaction plus1.5%.

5.8       Definitions of “Cause” and “Good Reason”. For purposes of Section 5.5 above:

(a)     “Cause” shall mean the occurrence of either of the following:

(1)       Misconduct by the participant that both is clearly inconsistent with the participant’s position or responsibilities and has had or can reasonably be expected to have a material adverse effect on either the participant’s effectiveness as an employee or an Employer’s interests.

(2)       Persistent failure or refusal by the participant to perform with reasonable competence and in good faith duties assigned by the Employer that are commensurate with the participant’s position or another position designated by Employer for which the participant is comparably qualified, the designation of which would not constitute “Good Reason” pursuant to (b), below.

(b)     “Good Reason” shall mean the occurrence of any of the following:

(1)       A material change in the participant’s status, positions, duties or responsibility as an employee of the Employer as in effect immediately prior to the Change of Control which may reasonably be considered to be an adverse change, except in connection with the termination of the participant’s employment for Cause or due to death, or resulting from the participant’s decision for any reason other than for Good Reason.

(2)       A reduction by the Employer of the participant’s base salary exceeding 5 percent of the participant’s prior year’s base salary (or an adverse change in the form or timing of the payment thereof) as in effect immediately prior to the Change of Control.

Target Benefit Plan

(3)       A reduction by the Employer of the participant’s annual bonus exceeding 20 percent of the participant’s prior year’s annual bonus (unless such reduction relates to the amount of annual bonus payable to the participant for the achievement of specified performance goals, or to the attainment of profitability levels of the Employer or certain of its subsidiaries, and the non-achievement of such goals and/or the non-attainment of profitability levels of the Employer or certain of its subsidiaries, is the reason for the reduction in the participant’s annual bonus compared to the prior year’s bonus).

(4)       The Employer requiring the participant to be based at any office more than 35 miles from where participant’s office is located immediately prior to the Change of Control.

(5)       The Employer fails to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, to assume expressly and agree to perform its obligations under this Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.

6.	Administration

6.1       Company and Employer Functions. All Company or Employer functions or responsibilities shall be exercised by the chief executive officer of the entity or his delegate, except the power to amend or terminate the Plan under Section 8.1 below, which may be exercised only by the Committee.

6.2       Administrator Functions. The Plan shall be administered by the Chief Financial Officer of the Parent, or such other person as the Chief Executive Officer of the Parent may designate (the “Administrator”). The Administrator shall interpret the Plan, decide any questions about the rights of participants and beneficiaries and in general administer the Plan. The Administrator may delegate all or part of his or her administrative duties to one or more agents and may retain advisors for assistance. The Administrator may consult with and rely upon the advice of counsel, who may be counsel for an Employer. Any decision by the Administrator within the Administrator’s authority shall be final and bind all parties. The Administrator shall have absolute discretion to carry out his or her responsibilities under the Plan. The Administrator shall be the agent for service of process on the Plan. Any person having an interest under the Plan may consult the Administrator at any reasonable time.

7.	Claims Procedure

7.1       Original Claim. Any person claiming a benefit or requesting an interpretation, a ruling or information under the Plan shall present the request in writing to the Administrator, who shall respond in writing as soon as practicable.

7.2       Denial. If the claim or request is denied, the written notice of denial shall state:

(a)     The reasons for denial, with specific reference to the provisions on which the denial is based.

Target Benefit Plan

(b)     A description of any additional material or information required and an explanation of why it is necessary.

(c)     An explanation of this claim review procedure.

7.3       Request for Review. Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Administrator. The original decision shall be reviewed by the Administrator, which may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

7.4       Decision on Review. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant provisions. All decisions on review shall be final and bind all parties concerned.

8.	Amendment and Termination

8.1       Amendment; Termination. The Committee may amend or terminate this Plan at any time. The foregoing notwithstanding, no termination nor any amendment affecting the Change of Control rules or allocation provisions shall be effective before the last day of the Plan Year in which the proposed amendment or termination is approved by the Committee, unless each eligible participant is provided with a copy or written summary of the amendment or termination document and agrees in writing to an earlier effective date.

8.2       Effect of Termination.

(a)     Upon termination of the Plan or discontinuance of contributions, payments shall be made under Section 5.2 above.

(b)     Upon termination of the Plan following a Change of Control, Employer shall, within 30 days after such termination, contribute to the Plan on behalf of each participant who was an eligible participant as of the effective date of the Change of Control transaction, an amount calculated in accordance with Section 5.7 above, treating the date of termination of the Plan as the date of termination of employment of each participant solely for purposes of such calculations, and payments shall be made under Section 5.2 above.

Target Benefit Plan

9.	General Provisions

9.1       Information Required. The Administrator may require satisfactory proof of age or other data from a participant or beneficiary, and may adjust any benefit if an error in relevant data is discovered.

9.2       No Implied Waiver. A waiver by an Employer, participant or beneficiary of a breach of a provision of the Plan shall not constitute a waiver or prejudice the party’s right otherwise to demand subsequent strict compliance with that provision or any other provision.

9.3       Arbitration. Any dispute or controversy arising out of this Plan, or any contribution, claim or benefit hereunder, or any interpretation hereof, shall be resolved by binding arbitration conducted in Portland, Oregon by a single, neutral arbitrator, under the Commercial Arbitration Rules of the American Arbitration Association.

9.4       Notices. Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited postpaid as first-class mail or overnight delivery. Mail shall be directed to the Company at the address stated in this Plan, to a participant or beneficiary at the address shown in the Company’s employment records or to such other address as a party may specify by notice to the other parties or as the Administrator may determine to be appropriate. Notices to the Administrator shall be sent to the Company’s address.

9.5       Nonassignment. The rights of participants under this Plan are personal. No interest of a participant or one claiming through a participant may be directly or indirectly transferred, encumbered, seized by legal process or in any other way subjected to the claims of any creditor.

9.6       Indemnity. The Company shall indemnify and defend any director, officer or employee of an Employer from any claim or liability that arises from any action or inaction in connection with the Plan, subject to the following rules:

(a)     Coverage is limited to actions taken in good faith that the person reasonably believed were not opposed to the Plan’s best interests.

(b)     Negligence by the person shall be covered to the fullest extent permitted by law.

(c)     Coverage shall be reduced to the extent of any liability insurance.

9.7       Payments Not Wages. The payments under Section 5 above shall not constitute salary or wages. Such payments are retirement benefits, not compensation for performance of any substantial services.

9.8       Applicable Law. This Plan shall be construed according to the laws of Oregon, except as preempted by federal law.

Target Benefit Plan

9.9       Not Contract of Employment. Nothing in this Plan shall give any employee the right to continue employment. This Plan shall not prevent discharge of any employee at any time for any reason.

9.10     Plan Binding on Successors. This Plan shall be binding upon and inure to the benefit of the parties and their successors and assigns.

COMPANY:	GREENBRIER LEASING COMPANY LLC

	By:	/s/ William A. Furman
	Its:	Manager

Target Benefit Plan

APPENDIX A TO

GREENBRIER LEASING COMPANY LLC

MANAGER OWNED TARGET BENEFIT PLAN

As of January 1, 2011, the group of employees who are eligible to participate in the Plan pursuant to Sections 2.1 and 2.2 of the Plan are the following:

1.       Robin D. Bisson

2.       Mark J. Rittenbaum

3.       Timothy A. Stuckey

4.       Maren C. Malik

5.       James T. Sharp

6.       Alejandro Centurion

Target Benefit Plan